Exhibit 10.38

SIGNIFY HEALTH, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

This document sets forth the Non-Employee Director Compensation Policy (the “Policy”) of Signify Health, Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”) effective as of [●], 2021 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Signify Health, Inc. 2021 Long Term Incentive Plan (the “Plan”).

WHEREAS, the Board has determined that it is in the best interests of the Company to establish this Policy to set forth the compensation that will be payable to each member of the Board who is not an employee of the Company or of any subsidiary or affiliate (each, an “Eligible Director”) as consideration for service on the Board.

NOW, THEREFORE, the Board hereby agrees as follows:

1.

General. The cash compensation and restricted stock unit awards described in this Policy will be paid or be made, as applicable, automatically and without further action of the Board, to each Eligible Director. For the avoidance of doubt, any member of the Board who is not an Eligible Director will not be entitled to cash, equity or any other compensation in connection with service on the Board.

2.	Annual Cash Compensation.

a.

Cash Retainer. Each Eligible Director serving as a member of the Board will receive an annual cash retainer of $60,000 for service on the Board (the “Cash Retainer”) for the period beginning on January 1st of a given year and ending on December 31st of such year (each such period, a “Compensation Year”). An Eligible Director may elect, in accordance with procedures established by the Compensation Committee of the Board (the “Compensation Committee”) and a Non-Employee Director Restricted Stock Unit Election Form (the “Election Form”), to receive either fifty percent (50%) or one hundred percent (100%) of the Cash Retainer as a restricted stock unit award (“RSU”) pursuant to the Plan with a Fair Market Value on the grant date equal to the Cash Retainer (the “Elective RSUs”).

b.

Committee Chair and Member Retainers. Each Eligible Director is entitled to receive additional annual cash compensation as set forth in this Section 2(b) for service during a Compensation Year as the chairperson of the Board, as a chairperson of a committee of the Board or as a non-chair committee member (collectively, the “Committee Retainers”), as set forth in the following table:

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Position	Annual Chair Compensation	Annual Member Compensation
Non-Executive Chairperson of the Board	$100,000	N/A
Audit Committee	$25,000	$12,500
Compensation Committee	$20,000	$10,000
Corporate Development Committee	$20,000	$10,000
Nominating & Corporate Governance Committee	$15,000	$7,500

3.	Payment Schedule for the Cash Retainer and Committee Retainers.

a.

Payment Schedule. The Cash Retainer and Committee Retainers for each Eligible Director will be paid by the Company in equal quarterly installments in arrears during the calendar month immediately following the Compensation Year quarter to which such amount relates.

b.

Proration of Retainers. With respect to any Compensation Year quarter in which an Eligible Director’s service as a member of the Board is terminated, such Eligible Director will be entitled to receive a prorated portion of the Cash Retainer and any Committee Retainer(s) for such partial quarter of service, payable as soon as reasonably practicable following the date of the Eligible Director’s separation from service. In the event a new Eligible Director is elected or appointed to the Board following the beginning of a Compensation Year, such Eligible Director will be entitled to receive a Cash Retainer and any applicable Committee Retainer(s) for such Compensation Year, which will be prorated based on the date of appointment or election and payable in accordance with the schedule set forth in Section 3(a).

4.	Equity Compensation.

a.

RSU Grants. Each Eligible Director serving as a member of the Board on the effective date of the Company’s initial public offering of Common Shares (the “IPO”) will receive an initial grant of RSUs pursuant to the Plan with a Fair Market Value on the date of grant equal to $190,000 (the “IPO RSUs”). In addition, each Eligible Director serving as a member of the Board at the date immediately following the date of the Annual Meeting of the Company’s shareholders (starting with the Annual Meeting of the Company that occurs during the 2022 Compensation Year) will receive an annual grant of RSUs pursuant to the Plan with a Fair Market Value on the date of grant equal to $190,000 (the “Annual RSUs”). The IPO RSUs will be granted to each Eligible Director as of the effective date of the IPO. The Annual RSUs will be granted to each Eligible Director as of the first business day following the date of the Annual Meeting of the Company’s shareholders.

b.

Vesting and Settlement. Elective RSUs will be fully vested as of the applicable date of grant. The IPO RSUs and Annual RSUs will vest in full on the first to occur of (i) the one-year anniversary of the date of grant, (ii) the Eligible Director’s “separation from service” (as defined in Section 409A) due to the Eligible Director’s death or Disability (as defined in the applicable Award Agreement), and (iii) a Change in Control, subject in each case to the Eligible Director’s continuous service with the Company through such date. Unless otherwise elected by an Eligible Director in an Election Form or otherwise provided in the applicable Award Agreement, the Common Shares or the Fair Market Value thereof (as determined pursuant to the applicable Award Agreement) in respect of vested RSUs will be delivered to the Eligible Director on the earlier of (A) thirty (30) days following the applicable vesting date, and (B) immediately prior to a Change in Control.

c.

Newly Eligible Directors. In the event a new Eligible Director is elected or appointed to the Board following the effective date of the IPO, such Eligible Director will be eligible to receive, in connection with such election or appointment, an initial grant of RSUs pursuant to the Plan with a Fair Market Value on the date of grant equal to $190,000. The vesting terms applicable to the RSUs shall be determined in accordance with Section 4(b) above.

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